Exhibit 99.1

FOR IMMEDIATE RELEASE
September 25, 2001


                   CONUS HOLDINGS, INC. TO COMMENCE OPERATIONS


TAMPA, FLORIDA - September 25, 2001 - Conus Holdings, Inc. ("Conus") announced today that it relocated its corporate offices to Tampa, Florida and commenced operations on September 15, 2001 as a publicly reporting holding company with two new wholly owned operating subsidiaries, Conus Marketing, Inc. ("Conus Marketing") and Conus Computers, Inc., ("Conus Computers"). Both subsidiaries are Florida corporations formed within the last thirty days that are currently operating in the telemarketing industry.

According to Richard J. Diamond, President of Conus, "The development of our business model calls for rapid growth, and the formation of our two new subsidiaries was an important step in that development. Being public should allow us to raise additional capital and accelerate our growth plans."

Conus' subsidiaries operate a telemarketing center in St. Petersburg, Florida. Conus Computers has the objective of marketing and selling various products and services through telemarketing, direct mail, coupons, infomercials and the
Internet.   Conus  Computers  has  entered  into  several  strategic   marketing
agreements that began generating revenues this month. Conus Marketing anticipates revenues to begin from its telemarketing operations in November, 2001.

Conus currently has, on a fully diluted basis, 1,000,000 shares of its common stock issued and outstanding.

The corporate offices of Conus Holdings, Inc. are located at 1517 E. 7th Ave., Suite C, Tampa, Florida 33605. Questions may be addressed to Richard J. Diamond, President at (813) 248-0089.

Statements that are not historical facts, including statements about confidence, strategies and business expectations relating thereto are forward looking statements that involve risks and uncertainties that could significantly impact Conus. These include the factors that are discussed from time to time in Conus' filings with the Securities and Exchange Commission.

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